Revelation Biosciences Announces Groundbreaking Top-line Results from PRIME Clinical Study

– Gemini normalized the inflammatory response at the cellular level in stage 3 and 4 CKD patients –

– Gemini could potentially revolutionize the treatment of acute and chronic inflammatory disease –

Data discussion webcast/conference call will be held on Wednesday, September 10th at 8:30 am Eastern Time

San Diego, CA – September 9, 2025 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company focused on rebalancing inflammation, today announced positive safety and activity data for its Phase 1b PRIME clinical study in stage 3 and 4 chronic kidney disease (CKD) patients. The primary endpoint to evaluate the safety and tolerability of escalating doses of Gemini was met.

More importantly, Gemini significantly reduced inflammatory activity and restored normal cellular response to stimuli as measured in peripheral blood mononuclear cells (PBMCs) isolated from patients at predose, 2, 24, and 168 hours post-dose, demonstrating Gemini’s ability to durably rebalance the inflammatory process at the cellular level. Revelation will host a corporate update webcast/conference call on Wednesday, September 10th at 8:30 am Eastern Time to review this top-line data and the potential impact of the use of Gemini for the treatment of acute and chronic inflammatory diseases.

“The activity observed with a single dose of Gemini in patients is shocking,” said Principal Investigator Adam Horeish, MD, Balboa Research. “This effect suggests a meaningful step forward in addressing the underlying immune dysregulation observed in patients with chronic kidney disease, and I am intrigued by the potential of Gemini to treat multiple types of acute and chronic inflammation.”

“The results from this Phase 1b study represent a possible breakthrough in the treatment of inflammation,” said Principal Investigator Pablo Pergola, MD, PhD, Research Director at Clinical Advancement Center, PLLC. “By addressing the inflammatory component of CKD, we may be able to improve patient outcomes and bring meaningful benefit to those living with this challenging condition. We look forward to working with the Revelation team to advance Gemini as a potential treatment for CKD.”

“The clear results from the PRIME study demonstrate the power of Gemini to elicit trained immunity,” said Julia K. Bohannon, Ph.D., Associate Professor, Department of Anesthesiology, Department of Pathology, Microbiology, and Immunology, Vanderbilt University Medical Center. “It is highly validating to see results consistent with the findings from our animal studies, as I would have expected. The strength of the effect of a single dose reinforces my confidence in the potential of Gemini as a promising treatment for burn patients.”

The PRIME study enrolled 40 patients from 32 to 78 years of age, at 3 US clinics located in San Diego and San Antonio, specializing in the care of patients with CKD. A total of 5 cohorts (8 patients per cohort, 6 treated/2 placebo) at 4 dose levels were enrolled: a subtherapeutic dose, a low dose, the target dose (cohorts 3 and 4), and a high dose – an extension protocol was conducted to collect additional PBMC and biomarker samples in 8 Gemini naive or secondary naive patients. The primary endpoint was evaluation of safety.

In addition to safety measures, patient PBMCs were isolated predose and at 2, 24, and 168 hours post-dose. PBMCs were analyzed ex vivo for background inflammation by measurement of IL-1β, TNF-α, IL-6, IL-10, and IL-1RA. Cells were also assessed for response to stimulation by lipopolysaccharide (LPS, also known as endotoxin) or high mobility group box-1 protein (HMGB1). Subgroup analysis divided patients into two categories, those with PBMCs of minimal background inflammation activity (≤40 pg/mL IL-1β) and normal response to stimuli, and those with significant background inflammation activity (>40 pg/mL IL-1β) and no response to stimuli. Approximately 50% of patients were in each group.

In patients with high background PBMC activity, Gemini significantly reduced inflammation relative to placebo patient PBMCs post dose (IL-1β: p<0.01; TNF-α: p=0.05; IL-6: p<0.01; IL-10: p<0.01; IL-1RA: p<0.001) and remained significantly below their baseline value through 7 days. Background inflammation was reduced to levels comparable to PBMCs isolated from healthy subjects.

Additionally, Gemini was able to demonstrate correction of the immunoparalysis typical to chronic disease. Gemini significantly increased the responsiveness to LPS stimulation in high background patient PBMCs relative to placebo at all timepoints (IL-1β: p<0.0001; TNF-α: p<0.002; IL-6: p<0.0002; IL-10: p=0.09; IL-1RA: p<0.01). Gemini also significantly increased the responsiveness of patient PBMCs with high background vs placebo patient PBMCs with high background at all time-points to HMGB1 stimulation (IL-1β: p<0.05; TNF-α: p<0.01; IL-6: p<0.01; IL-10: p<0.05; IL-1RA: p<0.002). The increased responsiveness was comparable to PBMCs isolated from healthy subjects. These results show the ability of Gemini to restore normal cell function, even as far as one week after a single dose.

For the low background patients, as expected, Gemini does not increase inflammatory activity. Additional analysis on the effect of LPS or HMGB-1 stimulation is ongoing.

Gemini administration was well-tolerated at the target dose (established as the maximum tolerated dose in healthy volunteers) with all events reported as mild (Grade I). Adverse events observed at the target dose included transient headache, chills, loose stool, and body aches. Three adverse events at the highest dose (above the target dose) were reported as severe (Grade III), and included chills, nausea and vomiting, all resolving in 3 hours or less. Other reported events were either mild (Grade I) or moderate (Grade II). All events corresponded with the previous healthy volunteer study, as well as with preclinical findings, and are consistent with the expected pharmacology of the drug. No serious adverse events were reported. Gemini administration did not result in clinically significant trends in clinical safety blood or urinalysis parameters (aside from expected immune cell mobilization). There were no clinically significant changes or trends in vital sign parameters or ECG assessments following administration of Gemini.

“The results of the PRIME study demonstrate the potential of Gemini to be a game-changer in the treatment of acute and chronic inflammation,” said James Rolke, Chief Executive Officer of Revelation. “We look forward to our scheduled End of Phase 1 meeting with the FDA later this year to discuss the advancement of this exciting program.”

The September 10th webcast at 8:30 am Eastern Time can be accessed here, or to call in, please dial 888-506-0062 (toll free in the US), +1 973-528-0011 (if International) and use participant access code 289672. A copy of the slides being presented in the webcast can be found on Revelation’s website here.

Revelation will seek to publish these results and those from ongoing additional data analysis. For more information please visit www.RevBiosciences.com.

About CKD

Chronic kidney disease is a pervasive problem in the United States and world-wide. CKD is due to chronic inflammation and can be initiated and propagated in several ways. One prevalent condition is the high blood sugar levels associated with diabetes (either Type 1 or Type 2). High blood sugar is toxic to kidney cells creating stress which imitates the inflammatory process leading to the demise of these cells with subsequent fibrosis, ultimately resulting in continuous loss of kidney function over time. High arterial blood pressure is another source of stress that initiates the inflammatory process leading to CKD. Other risk factors include heart disease, obesity, family history of CKD, or advanced age. Progression of chronic kidney damage often leads to end stage renal disease with the need for renal replacement therapy (dialysis or transplantation), resulting in significant morbidity and mortality for affected patients. Kidney disease is a leading cause of death in the United States.

About Gemini

Gemini is the Company’s proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®), a toll-like receptor 4 (TLR4) agonist. TLR4 stimulation with Gemini rebalances the innate immune response. Gemini is being developed as a treatment and a prevention of acute and chronic diseases associated with dysregulated inflammation.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on rebalancing inflammation using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as prevention for acute kidney injury and for the treatment of chronic kidney disease.

For more information, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contact

Mike Porter

Investor Relations

Porter LaVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com